FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-206361-03

-----Original Message-----

From:  Spg Syndicate Jpm (JP MORGAN SECURITIES) [mailto:sjpm2@bloomberg.net]

Sent:  Wednesday, May 04, 2016 4:40 PM

Subject:  ★PRICING DETAILS - A3A★ $732.3MM JPMDB 2016-C2 **PUBLIC CMBS**

JPMDB COMMERCIAL MORTGAGE SECURITIES TRUST 2016-C2 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2016-C2

JOINT BOOKRUNNERS:   J.P. MORGAN SECURITIES LLC, DEUTSCHE BANK SECURITIES INC

CO-LEAD MANAGERS:   J.P. MORGAN SECURITIES LLC, DEUTSCHE BANK SECURITIES INC

CO-MANAGERS:   GOLDMAN, SACHS & CO, DREXEL HAMILTON, LLC, ACADEMY SECURITIES, INC.

RATING AGENCIES:   MOODY'S/FITCH/KBRA

OFFERING TYPE:   SEC-REGISTERED

***OFFERED CERTIFICATES - PUBLIC***

CL	RATINGS (MDY/FITCH/KBRA)	SIZE ($MM)	WAL (YR)	CERT C/E	SPREAD	YLD%	CPN%	$PX
A-1	Aaa/AAA/AAA	23.342	2.53	30.000%	IS+47	1.4043	1.4225	99.9998
A-2	Aaa/AAA/AAA	160.394	4.66	30.000%	IS+81	1.9719	2.6619	103.0000
A-3A	Aaa/AAA/AAA	120.000	9.66	30.000%	IS+115	2.7659	2.8813	100.9992
A-4	Aaa/AAA/AAA	222.981	9.78	30.000%	IS+117	2.7951	3.1439	102.9992
A-SB	Aaa/AAA/AAA	48.243	7.37	30.000%	IS+107	2.5031	2.9542	103.0000
A-S	Aa3/AAA/AAA	75.888	9.92	21.500%	IS+150	3.1362	3.4836	102.9999
B	A3/AA-/AA	44.639	9.98	16.500%	IS+200	3.6403	3.9901	102.9998
C	NR/A-/A	36.828	9.98	12.375%	IS+315	4.7903	WAC-125	89.5775

COLLATERAL SUMMARY
CUT-OFF DATE BALANCE:	$892,799,383
NUMBER OF LOANS:	30
NUMBER OF PROPERTIES:	79
WA CUT-OFF LTV:	59.9%
WA MATURITY LTV:	53.6%
WA U/W DSCR:	2.01x
WA U/W NOI DEBT YIELD:	11.4%
TOP TEN LOANS %:	59.5%
WA TERM TO MATURITY (MOS):	108
WA REMAINING AMORTIZATION TERM (MOS):	353
WA SEASONING (MOS):	2

LOAN SELLERS:
JPMORGAN CHASE BANK, N.A.	(61.0%)
GERMAN AMERICAN CAPITAL CORPORATION	(39.0%)

TOP 5 PROPERTY TYPES:
OFFICE(39.8%), RETAIL(20.0%), HOTEL(19.9%), MULTIFAMILY(8.8%), INDUSTRIAL(3.3%)

TOP 5 STATES:
NJ (16.9%), TX (13.8), NY (10.3%), FL (8.0%), MD (6.7%)

MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION
SPECIAL SERVICER:	MIDLAND LOAN SERVICES
OPERATING ADVISOR:	PENTALPHA SURVEILLANCE LLC
ASSET REPRESENTATIONS REVIEWER:	PENTALPHA SURVEILLANCE LLC
DIRECTING CERTIFICATEHOLDER:	BLACKROCK REALTY ADVISORS, INC., AS AGENT FOR ITS MANAGED ACCOUNT

DOCUMENTS & TIMING
TERM SHEET, ANNEX A:	ATTACHED
PRELIMINARY PROSPECTUS:	VIA SEPARATE MESSAGE
ANTICIPATED PRICING:	PRICED
ANTICIPATED SETTLEMENT:	ON OR ABOUT MAY 23, 2016

ROADSHOW
RECORDED PRESENTATION:	AVAILABLE

JPM SPG SYNDICATE CONTACTS	DEUTSCHE BANK STRUCTURING CONTACTS
ANDY CHERNA 212-834-4154	SHAISHAV AGARWAL 212-250-6290
MICK WIEDRICK 212-834-4154	DAN PENN 212-250-5149
JENNIFER KORNBLAU 212-834-4154

JPM CMBS BANKING CONTACT	DEUTSCHE BANK CMBS BANKING CONTACT
KUNAL SINGH 212-834-5467	LAINIE KAYE 212-250-5270
BRAD HORN 212-834-9708	MATT SMITH 212-250-6155

JPM CMBS TRADING DESK CONTACT	DEUTSCHE BANK CMBS TRADING CONTACT
ANDY TAYLOR 212-834-3111	BROOKS SCHOLL 212-250-5149
AVINASH SHARMA 212-834-3111	RYAN HORVATH 212-250-5149

--------------------------------------------------------------------------------

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.

You should not reply to this announcement. Any reply e-mail communications, including those you generate using the “Reply” function on your e-mail software, will be ignored or rejected.

This notice does not constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction where such offer or solicitation would be unlawful, and does not constitute an offer to sell or a solicitation of an offer to buy or an advertisement in respect of securities in any province or territory of Canada other than the provinces of Ontario, Quebec, Alberta, British Columbia, Nova Scotia and New Brunswick unless the issuer has securities listed or quoted on one of the exchanges or markets referred to in the definition of “OTC Issuer” in Multilateral Instrument 51-105.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

-------------------------------------------------------------------------------

OTHER THAN IN THE CASE OF AN ALLOCATION, THIS COMMUNICATION IS FOR INFORMATION PURPOSES ONLY.

WITH RESPECT TO ANY ALLOCATION DESCRIBED ABOVE, YOUR ACCEPTANCE THEREOF ALSO CONFIRMS THAT YOUR DECISION WAS BASED ON YOUR INDEPENDENT REVIEW OF THE FINANCIAL CONDITION, CREDITWORTHINESS, AFFAIRS AND STATUS OF THE BORROWER AND REVIEW OF THE CREDIT AGREEMENT (AND ANY OTHER RELATED DOCUMENTATION) AS YOU HAVE DEEMED APPROPRIATE AND NOT IN RELIANCE ON ANY JPMORGAN ENTITY.

RECIPIENTS OF THIS COMMUNICATION SHOULD CONSULT THEIR OWN ADVISORS REGARDING ANY TAX, ACCOUNTING OR LEGAL ASPECTS OF THIS INFORMATION.

COPYRIGHT 2010 JPMORGAN CHASE & CO.